EXHIBIT 99

Investor Release

FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:

1/18/05	Investors: Mary Kay Shaw, 630-623-7559 Media: Anna Rozenich, 630-623-7316

McDONALD'S REPORTS STRONG GLOBAL COMPARABLE SALES

McDonald's monthly global comparable sales positive throughout 2004
U.S. comparable sales - up 6.9% for the month, 7.2% for the fourth quarter and 9.6% for 2004 - highest annual performance in 30 years
Europe's comparable sales up 2.2% for December, 1.8% for the quarter and 2.4% for the year

OAK BROOK, IL - McDonald's Corporation announced today that global Systemwide sales for McDonald's restaurants increased 9.6% in December and 9.5% for the fourth quarter compared with the same periods in 2003. In constant currencies, the increases were 5.9% and 6.0% for the month and quarter, respectively. Comparable sales for McDonald's restaurants increased 4.9% in December and 5.1% in the fourth quarter.
    McDonald's Chief Executive Officer Jim Skinner commented, "Our ongoing dedication to operational excellence and leadership marketing generated positive global comparable sales during every month of 2004 - a feat not achieved since 1987. With consistent focus on the five key drivers of our Plan to Win - People, Products, Place, Price and Promotion - we served more than 48 million customers per day during 2004, an increase of 1.6 million customers per day over the prior year.
"Our global results for December were fueled by the performance of our U.S. business, which continues to reflect the combined strength of our strategic service, menu and marketing initiatives. In Europe, December comparable sales rose 2.2%, driven by performance in the U.K. and France.
"I am pleased with our 2004 results, and remain confident that 2005 will be another strong year. With relentless focus on our customers, global alignment around the Plan to Win, and ongoing fiscal discipline, we expect to further strengthen our business to deliver sustained profitable growth for all McDonald's stakeholders."

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McDonald's also noted that recently, a number of companies in its industry have announced an intention to modify their accounting treatment of leases and leasehold improvements as a result of a change in interpretation of existing generally accepted accounting principles (GAAP). In consultation with its external auditors, McDonald's has also decided to modify its accounting practice in this area. Based on its current assessment of the effects of this accounting change, McDonald's believes that this modification will primarily result in an acceleration of the recognition of rent expense under certain leases that include fixed rent escalations. As this change relates solely to accounting treatment, it will not affect McDonald's historical or future cash flows or the timing of payments under the related leases. Based on our initial review, we do not expect the effect of this modification to be significant to our annual net income nor do we expect the cumulative effect of the change to be significant to our balance sheet. We expect to quantify the impact of the modification when we release 2004 earnings on January 28, 2005.

Percent Inc / (Dec)	Comparable Sales		Systemwide Sales
Month ended December 31,	2004	2003	As Reported	Constant Currency

McDonald's Restaurants*	4.9	7.3	9.6	5.9
Major Segments:
U.S.	6.9	12.2	7.6	7.6
Europe	2.2	2.3	13.2	3.6
APMEA**	3.3	1.9	8.1	4.5

Quarter ended December 31,

McDonald's Restaurants*	5.1	7.4	9.5	6.0
Major Segments:
U.S.	7.2	12.5	7.8	7.8
Europe	1.8	2.1	12.6	3.3
APMEA**	3.1	1.9	7.5	4.1

Year-To-Date December 31,

McDonald's Restaurants*	6.9	2.4	12.0	7.8
Major Segments:
U.S.	9.6	6.4	10.3	10.3
Europe	2.4	(0.9)	14.2	3.9
APMEA**	5.6	(4.2)	12.5	5.8

* Excludes non-McDonald’s brands
** Asia/Pacific, Middle East and Africa

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Definitions
*
Comparable sales represent sales at all McDonald's restaurants in operation at least thirteen months, excluding the impact of currency translation. Management reviews the increase or decrease in comparable sales compared with the same period in the prior year to assess business trends.

*
Systemwide sales include sales at all McDonald's restaurants, including those operated by the Company, franchisees and affiliates. Management believes Systemwide sales information is useful in analyzing the Company's revenues because franchisees and affiliates pay rent, service fees and/or royalties that generally are based on a percent of sales with specified minimum rent payments.

*	Information in constant currency is calculated by translating current year results at prior year average exchange rates.

Upcoming Communications
McDonald's plans to release fourth quarter earnings before the market opens on January 28, and will host an investor webcast at 10:30 a.m. Central Time. A link to the live and archived webcast will be available on www.investor.mcdonalds.com. More than 30,000 local McDonald's restaurants serve more than 48 million customers each day in more than 100 countries. Please visit our website at www.mcdonalds.com to learn more about the Company.

FORWARD-LOOKING STATEMENTS
This release contains certain forward-looking statements, which reflect management's expectations regarding future events and operating performance and speak only as of January 18, 2005. These forward-looking statements involve a number of risks and uncertainties. A list of the factors that could cause actual results to differ materially from those expressed in, or underlying, these forward-looking statements is detailed in the Company's filings with the Securities and Exchange Commission, such as its annual and quarterly reports.

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